EXHIBIT 15.2

MUSIC PARTNER

LICENSE AGREEMENT

Agreement made as of [Date] by and between The Decibel Collective (“the dBc”), a wholly owned subsidiary of Dittybase Inc, and [ENTER LICENSOR NAME](“Company”). In consideration of the following mutual promises, covenants, and conditions, the parties agree as follows:

SECTION 1. BACKGROUND AND PURPOSE

            The dBc is in the business of creating and of obtaining access to recorded music, including music libraries, and making that content available to third parties over the Internet & CD for use in various audio-visual and other projects produced by such third parties for themselves and for the customers of those third parties.

            Company owns and has rights to certain recorded musical assets, including master recordings and the music embodied on those master recordings, and the performances of the artists contained on those master recordings, and has advised The dBc that Company is interested in using The dBc’s resources to assist in marketing and making Company’s content available for use by third parties.

            This Agreement describes the respective rights and responsibilities of The dBc and Company to each other with respect to the musical content of Company and The dBc’s efforts to market and license third party use of such musical content.

SECTION 2. LICENSED MUSICAL CONTENT

            The musical content of Company that is the subject of this Agreement is identified in Schedule “1” of this Agreement, and includes specific titles of the musical content of which Company has ownership, and/or has acquired the rights to use from the owners of such musical content. The musical content consists of master sound recordings and the music embodied on those sound recordings and the performances of the musicians contained on those master sound recordings. For the purpose of this Agreement, the term “Masters” shall refer to all of the master sound recordings of Company and the services of the musicians performing on those master sound recordings identified in Schedule “1”; and the term “Music” shall refer to specific titles of the musical content of Company contained on the Masters.

SECTION 3. GRANT OF RIGHTS

            By this Agreement, Company grants The dBc the non-exclusive right (unless qualified otherwise as provided in subsection 3(k)), Worldwide (“Territory”), to market and license to the customers of The dBc the Masters and Music of Company, including from the The dBc website,

The dBc.com, as more specifically described in the following subparagraphs 3(a) to 3(n). For the purposes of this Agreement, the term “customers” includes the customers of those customers.

            (a)             The right to use the Masters and Music in connection with the exercise by The dBc of its marketing and licensing the use of the Masters and Music to the customers of The dBc, including, without limit, the right for The dBc to record, encode, store, publicly perform, display, reproduce, copy, distribute, communicate, transmit, and otherwise use the Masters and Music online and over the Internet, and through other means and all technologies as further described in subsection 3(c), for the purpose of promoting, previewing, and otherwise making available the Masters and Music to the customers of The dBc and to other individuals visiting the website of The dBc to enable such persons to determine their interest in using any of the Masters and Music. Company agrees that it will not charge The dBc any fee, royalty or other charge, to the extent any such fee, royalty or other charge is entirely within the discretion of Company to charge, for this use of the Masters and Music provided Company owns the reproduction and publishing rights in such Masters and Music. The dBc shall in all instances take reasonable steps, pursuant to industry standards, to prevent unauthorized duplication or other distribution of the Masters and Music.

            (b)             With the permission of Company, The dBc will have the right to produce, manufacture, and distribute demonstration and promotional phonorecords of the Masters and Music for use as free promotional goods in the form of individual sound carriers, such as compact discs, to be used for promoting, demonstrating, marketing, and otherwise making known the availability of the Masters and Music for use by the customers of The dBc. The dBc shall in all instances take reasonable steps, pursuant to industry standards, to prevent unauthorized duplication or other distribution of the Masters and Music. No fees or royalties shall be paid by The dBc to Company for the manufacturing and distribution of these goods to the clients of The dBc at no charge for promotional purposes. As soon as is commercially reasonable, Company shall be provided with two (2) copies of each such phonorecord produced, manufactured and distributed.

            (c)             The right to transmit the Masters and Music for the purposes of this Agreement by any wireless network, including, without limitation, third generation networks, direct broadcast satellite and other satellite systems, wireless cable and data broadcasting, and any and all other wireless networks now existing or hereafter created, and any wired network, including, without limitation, the Internet, the Internet II, or any other online services network which utilizes computer terminals, terminal servers, modems, cable modems, coaxial cable, multicasting technology, power lines, or other high speed data connections and any and all other wired networks that distributes audio, video, or other programming using digital algorithms, one and/or two-way digital services, or any other means of transmission now existing or hereafter created, provided these transmissions are streamed, not downloadable, and not offered or provided 'on demand’. Such transmissions shall be streamed and may be downloaded only to The dBc customers who have established accounts with The dBc and have been approved by The dBc. The dBc will provide Company with a copy of the terms and conditions of the agreement between The dBc and its customers. The dBc shall in all instances take reasonable steps, pursuant to industry standards, to prevent unauthorized duplication or other distribution of the Masters and Music.

            (d)             The right to market, offer to license, and to license the Master and Music or any part thereof, or any segment, sample, or fraction thereof, alone or with other parties’ masters and music, for use in synchronized or time relation with audio-visual productions and other uses of the customers of The dBc. Access to the Masters and Music by such customers may be through the website of The dBc. The dBc shall determine the nature and manner of presenting the Masters and Music.

            (e)             The right to market, offer to license, and to grant use and public performance licenses for the synchronization and other uses of the Masters and Music on the Internet (which shall be deemed to include Internet II) by the customers of The dBc. Examples of Internet-based usages include website sonification, banner advertising, multi-media productions, and the like. The public performance right for such Internet synchronization and other uses of the Masters and Music shall be worldwide, except where otherwise prohibited by law or agreement or otherwise restricted by the scope of the Territory.

            (f)             The right to authorize the licensees of the Masters and Music of The dBc to edit the music and lyrics of any of the Masters and Music for timing purposes or for instrumental usage requiring deletion/removal of lyrics. All other rights of edit are subject to Company’s prior written approval.

            (g)             The right to market, offer for license, and to license the Masters and Music for copying, manufacture, and distribution in the Territory, by any means, method, process, or technology, now known or later created, in connection with the secondary uses of the Masters and Music arising from their licensed use, including for audio-visual works, whether on the Internet, or broadcast, or on hard copy, or otherwise (e.g. distribution of home video copies or television broadcasts or webcasts of programs).

            (h)             The right to set the fee for each license in the name of The dBc, but for the benefit of The dBc and Company. The pricing of each such license shall be determined according to the schedule of rates from time to time developed and posted by The dBc (the “Posted Price”). The dBc shall have the authority to determine and set its price schedule as approved in writing by Company for the use of the Masters and Music, and to adjust such schedule from time to time as approved in writing by Company. Notwithstanding the Posted Price rate schedule approved by Company, The dBc and Company will agree upon a non-published, mutually acceptable minimum price (the “Threshold Price”) which will represent the lowest acceptable fee payable for a license by a customer of The dBc. The dBc will have at its complete authority and discretion the right to complete any good faith, arms length transaction that is for a price greater than the Threshold Price. This discretion to complete any transaction that is for a price greater than the Threshold Price applies to any and all pricing arrangements, including, but not limited to all special pricing arrangements with large volume key accounts of The dBc, special promotions, or other special licensing opportunities, such as a sale on a pro rata basis when licensed with the content of other licensors of The dBc.

            For any pricing arrangement that falls below the Threshold Price, The dBc must first receive Company’s written permission before proceeding with such a license. If Company grants such written permission, then the transaction will be accounted for in the same manner, and the resulting proportionate Net Fees shared in the same percentages between Company and The dBc, as a license issued for a price greater than the Threshold Price.

            (i)             The right to extend The dBc’s marketing authority to any authorized agent or assigned entities of The dBc, but only consistent with and subject to the terms and conditions of this Agreement. In no event shall this right relieve The dBc of its duties, obligations, representations, warranties or indemnifications to Company hereunder.

            (j)             The dBc will have the right to use the names of each of the recording artists, songwriters, and producers contributing to the Masters and Music; the photographs and likenesses, as relevant, of those recording artists, songwriters, and producers; all intellectual property contained in or used in the Masters and Music; and the trademarks, logos, and name of Company all solely for the purpose of the marketing and licensing of the Masters and Music.

            (k)             With respect to the license to be granted by The dBc to its customers, such customers’ rights shall be non-exclusive unless agreed otherwise with respect to the use of the Masters and the Music, and for use only in the Territory, and for use only with other audio and/or visual and/or textual elements added by the customers of The dBc for broadcast and non-broadcast purposes, including Internet uses and webcasting. In the event a customer of The dBc requests an exclusive license to use one (1) or more of the Masters and Music, The dBc shall obtain the prior written authority of Company to grant an exclusive license. The Masters and Music cannot be duplicated by themselves, in whole or in part, in any medium, or resold, licensed, leased, or in any other way used or transferred to any other party other than as part of the product created by The dBc for use by its customers or created by the customers of The dBc for use by themselves or their customers.

            (l)             The right to deliver or transmit to a customer of The dBc at no charge a low quality digital file to sample of Masters and Music for review and testing to determine if a customer wishes to use the Masters and Music. Such samples provided to customers by The dBc shall not be of a technical quality that is suitable for broadcast or Internet transmission purposes. In the event a customer of The dBc elects to use the Masters and Music, then The dBc will enter into a license agreement with that customer and supply the Masters and Music in an appropriate technical format for that customer’s use.

            (m)             The dBc also shall have the right to remove Masters and Music and to cease making them available in the event a claim is made challenging the rights of Company in such Masters and Music or in the event The dBc deems such Masters and Music unacceptable.

            (n)             Each of The dBc and Company shall have the sole right to market to its respective registered customer base, subject to the privacy policy maintained by each of them. The dBc shall have the right to communicate with customers of Company that have given The dBc permission to send them information and materials until such time as a customer advises The dBc that it no longer wants to receive any notifications from The dBc. Company shall have the right to communicate with customers of The dBc that have given Company permission to send them information and materials until such time as a customer advises Company that it no longer wishes to receive any notifications from Company.

SECTION 4. TERM

            The initial term of this Agreement shall be for a [ENTER TERM] term between The dBc and Company, then thereafter, the term of this license shall be renewed automatically for a successive [ENTER EXTENTSION TERM] term unless either party gives written notice to the contrary, within ninety (90) days before the expiration of the then current period (with respect to the initial term).

            Notwithstanding the foregoing, either party may terminate this Agreement for material breach by the other on giving written notice of the cause described in detail, with the party receiving such notice having thirty (30) days to cure the deficiency. If the defaulting party cures, then the termination will not be effective. If it does not do so, then the termination shall be effective at the end of the thirtieth (30th) day.

            On termination of this Agreement for any reason, the rights and duties of the parties shall terminate, except for the representations, warranties, and indemnities of Company, and the licensed uses of the Masters and Music already granted to the customers of The dBc. On termination, the Masters and Music will be removed from the website of The dBc. Any obligations owing between the parties as of termination shall be deemed to have been satisfied in full, except for any payments due Company by The dBc for third party licenses for which the compensation has not yet been paid to Company, and except for the representations, warranties, and indemnities of Company to The dBc as provided in this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF COMPANY

            Company represents and warrants, with respect to each Master and Music licensed to The dBc by Company under this Agreement, as follows:

            (a)             Company has the unconditional right to make the Masters and Music available to The dBc in the manner and for the uses described in this Agreement.

            (b)             Company, at the time of the execution of this Agreement and throughout its entire term, agrees that either: (i) it holds and shall hold, without limitation or condition, all rights in and to the Masters and the Music submitted to The dBc and listed in Schedule “1”; (ii) it has been authorized by the holder of such rights in and to the Masters and Music to grant to The dBc the rights provided in this Agreement; or (iii) the Masters and the Music are in the public domain.

            (c)             Company is authorized to engage The dBc for the purposes provided in this Agreement.

            (d)             Company holds all authorizations, permissions, and authority from all contributing artists, composers, producers, and other persons providing services for the Masters and Music, or their respective representatives, to record their performances and music for exploitation by Company without restriction, which rights, in turn, are licensed to The dBc by Company under this Agreement.

            (e)             Company shall provide The dBc with correct and complete information about the contributing artists and all persons holding any and all copyrights to the Masters and Music, as appropriate, if other than Company.

            (f)             Company holds the rights in or has been authorized with respect thereto concerning the names, likenesses, pictures of artists, all other visual images, text, and packaging, if any, accompanying the Masters and Music for promotional purposes.

            (g)             Company shall not require, obligate, or seek to impose any duty on The dBc, and The dBc shall have no duty or obligation, to pay or to provide for the payment to any contributing artist, producer, composer, performer, lyricist, licensee, sublicensee, or any other party that contributed to the Masters and the Music for the creation of the Masters and the Music. This warranty extends to any and all payments to any party entitled or asserted as entitled to be paid for, or to provide payment for any other party that contributed to, the Masters and the Music. This warranty also extends to any and all payments to any party entitled or asserted as entitled to be paid performing rights royalties or union re-use fees, or is otherwise protected through a performing rights society or union agreements, for the creation of the Masters and the Music. In consideration for the foregoing warranty, The dBc shall use its reasonable efforts to obtain from the customers of The dBc a warranty that the customer will complete and submit all necessary and appropriate reports and forms to any society or organization as may be required by law or agreement.

SECTION 6. REPRESENTATIONS OF THE DBC

            (a)             The dBc represents and warrants that it is free to enter into and perform its obligations under this Agreement, and is not under any restriction or obligation, contractual or otherwise, which will impair the full performance by The dBc or Company’s full enjoyment of all rights granted herein. The dBc represents and warrants that it has the technological capabilities to deliver digital copies of the Masters and Music to the public.

            (b)             The dBc represents and warrants that it shall be responsible for the administration and accounting, including but not limited to the making and forwarding of timely and correct payments and documentation to the appropriate entitled entities as required by law, for all reproduction and/or performing rights fees, royalties or other charges described in Section 7 collectively as Third Party Fees, as a result by the herein described use by The dBc (to the extent such laws override Company's agreement not to charge The dBc for such reproduction and performance rights as provided in subsection 3(a) of this Agreement), or the use of the Masters and Music by The dBc's customers. The dBc will forward all above required payments, or alternatively will hold such payments in trust until such time as payments are legally required to be forwarded to the appropriate Third Parties, from the proceeds of the Gross Fees received as proper consideration for agreements between The dBc and its Canadian and/or U.S.

customers for the use of the Masters and the Music, prior to distributing pro-rata shares of Net Fees to either Company or The dBc.

            (c)             Pending a determination on whether any fees, royalties, or other charges may be required by law in the United States and/or in Canada, as relevant, for payment by The dBc and/or its customers for reproduction and/or performance rights in the Masters and Music (“Other Charges”), Company hereby agrees that The dBc shall have the right and authority to retain from Gross Fees received under this Agreement in a segregated interest-bearing escrow account up to TEN percent (10%) of the Gross Fees. Once a determination on such Other Charges has been made by the appropriate authority, The dBc shall remit from the escrow account to the designated collecting entity the percentage or amount from the Gross Fees required to be paid. Upon termination or expiry of this Agreement or once a determination on Other Charges has been made by the appropriate authority, from the balance of the escrow account, if any, The dBc shall disburse fifty percent (50%) to Company and The dBc shall have the right to transfer the balance of fifty percent (50%) to the accounts of The dBc. Any sums required to be paid in excess of the TEN percent (10%) shall be the responsibility of The dBc. Once a determination has been made as to the required Other Charges, if any, that must be paid from the Gross Fees (or other measuring unit), then with respect to subsequent collected Gross Fees, The dBc, to the extent Other Charges are not exempted by the provisions of subsection 3(a) of this Agreement, will make such payments directly to the appropriate authorities and will cease to segregate such amounts from the Gross Fees. Upon termination or expiry of this Agreement, Company will have no obligation to pay any contribution towards the Other Fees, and The dBc will have no right to deposit the above noted ten percent (10%) in an escrow account or otherwise deduct such amounts from Gross Fees, retroactively determined or otherwise.

            (d)             To the extent that there are Other Charges, which by law are not exempted by the waiver under subsection 3(a) of this Agreement, and The dBc is not able to isolate a record of previewed performances and streaming as distinct from specifically licensed streaming and downloads under licenses issued to the customers of The dBc, then with respect to such previewed performances and streams, [and the downloaded Masters and Music,] The dBc shall compute such Other Charges from Gross Fees received during the measuring accounting period for licenses issued by The dBc to its customers for the Masters and Music of Company, excluding all public domain works,] on the basis of a proportion that is the ratio of the fees charged by The dBc to all of its customers during each relevant accounting period for the Masters and Music of Company, excluding all public domain works, in the numerator over all fees charged by The dBc to all of its customers for all of the masters and music (including Company's Masters and Music) licensed during the measuring accounting period in the denominator.

SECTION 7. COMPENSATION TO COMPANY

            For the purpose of this contract, “Gross Fees” shall mean the total dollar amount received by The dBc, from all sources, including but not limited to all Third Party Fees, as proper consideration for agreements between The dBc and its customers for the use of the Masters and the Music, as well as the total dollar amount received by The dBc as performance royalty revenue that accrues from usage of the Masters, inclusive of all Third Party Fees. “Net Fees” means the dollar amount, which remains after deducting from the Gross Fees, all charges and fees paid to arms-length third party agents and to providers of technical procedures or enhancements (“Third Party Fees”). These third party fees may include, by way of example only, security features, audio encoding, compression/decompression technologies, watermarking, tracking technologies, and digital rights management technologies, and any taxes, duties, fees, public charges, or withholdings imposed on the Gross Fees payable under such legislation as required by any duly appointed collective, society or governmental agency.

FOR EXAMPLE:
The following example is for demonstration purposes only, to clarify the revenue sharing formula as outlined in Section 7(a). It is not intended to necessarily represent a typical transaction in terms of the stated nominal dollar amounts involved.

Assume:             The dBc issues a license, and receives payment of $1000.00, inclusive of all charges.

	Third party costs total $17.00
Then:	Gross Fees:	$1000.00
	Less third party costs:	$17.00
	Net Fees:	$983.00

	Company’s percentage (50% of $983.00)	$491.50
	The dBc’s percentage (50% of $983.00)	$491.50
	Total Net Fees	$983.00

            (a)             In consideration of the rights and the authority granted to The dBc under this Agreement, The dBc shall pay Company [ENTER PERCENTAGE]of the Net Fees for agreements between The dBc and its customers worldwide, for the use of the Masters and the Music, and the same percentage of Net Fees for performance income for the Masters that accrues from such uses.

            (b)             Additionally, in consideration of the rights and the authority granted to The dBc under this Agreement, The dBc shall participate in performance fees collected from Customers of The dBc, worldwide, for the Music embodied on the Masters (the “Music Performance Fees”) to the extent of [ENTER PERCENTAGE] (i.e., [%] of the total music performance fees) of the Publishers portion, as determined and paid by SOCAN, ASCAP, BMI, or any other duly recognized reporting society, government agency or collective.

            (c)             When Company independently licenses its Masters and Music to a record label or third party source for CD distribution to the general public, then The dBc will not share in the income or license fees derived therefrom, unless The dBc is the proven source that has made the income possible.

            (g)             The dBc shall not charge Company any special fees for the placement of security features, audio encoding, compression/decompression technologies, watermarking, tracking technologies, and digital rights management technologies as applied to the set of Masters and Music supplied to The dBc by Company. The dBc also will not charge Company for promotion, sales, and marketing of the Masters and Music unless otherwise agreed in writing.

            (h)             Within sixty (60) days of the end of each calendar quarter, The dBc shall account and pay to Company for the Net Fees payable to Company from the licenses issued by The dBc to its customers for the use of the Masters and Music. As well, within sixty (60) days of the end of each calendar quarter, Company shall account and pay to The dBc, the percentage of the Music Performance Fees owing to The dBc, as determined and paid by SOCAN, or any other duly recognized reporting society, government agency or collective. All amounts will be quoted and payable in United States or Canadian dollars, depending on whether the customers are based in the United States or Canada.

            (i)             Except as specifically provided above, Company shall not be entitled to any other or additional compensation from The dBc arising under this Agreement.

            (j)             Company or its designate, on reasonable advance written notice to The dBc, but not more frequently than once per each twelve (12) month period, can inspect and audit, at the offices of The dBc, the records of The dBc relating to the licensing of the Masters and Music and the payment obligations of The dBc to Company under this Agreement. If Company conducts such an inspection and audit, Company shall pay for the inspection and audit unless a discrepancy, in favour of The dBc, of five percent (5%) or greater of the Company’s share of the Net Fees is found, in which case the cost shall be paid for by The dBc. Each statement of The dBc shall be deemed final and conclusive on Company if no objection is raised by Company within two (2) years of the submission of each statement. The dBc must approve of the examiner chosen by Company, prior to the audit. The dBc may not unreasonably withhold such approval. Any accounting discrepancies found during the audit process must be rectified, with funds owing to either Company or The dBc paid immediately.

            As well The dBc or its designate, on reasonable advance written notice to Company, but not more frequently than once per each twelve (12) month period, can inspect and audit, at the offices of Company, the records of Company relating to performance fees collected from Canadian and U.S. Customers of The dBc for the Music embodied on the Masters, and the payment obligations of Company to The dBc under this Agreement. If The dBc conducts such an inspection and audit, The dBc shall pay for the inspection and audit unless a discrepancy, in favour of Company, of ten percent (10%) or greater of The dBc’s share of the performance fee is found, in which case the cost shall be paid for by Company. Each statement of Company shall be deemed final and conclusive on The dBc if no objection is raised by The dBc within two (2) years of the submission of each statement. Company must approve of the Auditor chosen by The dBc, prior to the audit. Company may not unreasonably withhold such approval. Any accounting discrepancies found during the audit process must be rectified, with funds owing to either Company or The dBc paid immediately.

            (k)             The dBc shall issue electronic reports to Company documenting each license and use of the Masters and Music under this Agreement. Such reports shall be sent to Company as soon as reasonably available but in no event later than quarterly with the periodic accounting and payments of Company’s share of Gross Fees owed.

            (l)             If Company should open accounts with its customers through The dBc and/or receives payment from its customers that includes The dBc’s percentage share, including performance rights income as provided in subsections 7(a) and 7(b), then Company shall account and remit payment to The dBc of its percentage share within sixty (60) days of the end of the calendar quarter in which the Company received such payment.

SECTION 8. TECHNICAL SERVICES OF THE DBC

            The dBc, during the term of this agreement, will develop appropriate watermarking, encoding, and security features and digital rights management and e-commerce services in connection with the hosting of the Masters and Music on the website of The dBc and the delivery of the Masters and Music from the The dBc website. The dBc will provide an optional software application to Company during the term of this agreement to monitor the usage of Company’s Masters and Music. Company will thirty (30) days to examine the software package. If Company requests usage of the software package beyond such thirty (30) days, The dBc will charge Company a fee for the monitoring software at The dBc’s best rate (on a most-favored-nations basis) from time to time in effect, currently $1000 CDN per year.

SECTION 9. OWNERSHIP

            The parties agree that Company will retain all ownership and proprietary rights, including copyrights, in and to the Masters and the Music, and that this Agreement does not transfer ownership or alter any of those rights. The parties agree that The dBc owns all proprietary rights, including copyrights, in and to all elements and capacities, excluding the Masters and Music, of the The dBc website, its pricing procedures, and its customer database.

SECTION 10. LIMITATION OF LIABILITY

            In no event shall either party be liable to the other party for any indirect, or consequential damages, including, but not limited to, loss of anticipated profits, in connection with, or arising out of, this Agreement, or the performance, marketing, licensing, or other activity related to this Agreement. The dBc shall not be liable to Company for any loss, damages, claims, or liabilities arising from, or related to, any software program, or data errors, or digital transmission errors, or failures, regardless of cause except those arising from The dBc’s or Company’s fraud or gross negligence.

SECTION 11. CLAIMS AND INDEMNIFICATION

            Company shall defend, indemnify, and hold harmless The dBc from and against any and all liabilities, suits, claims, losses, damages, or judgments, and shall pay all costs, including reasonable attorneys’ fees and damages arising from or in any way related to: (a) any claim that any act or omission by The dBc in the performance of this Agreement with respect to the Masters and/or Music made available by Company constitutes an infringement or a violation of any right, interest, or law, including applicable copyright laws and contract rights, of any third party in or to such Masters and/or Music; (b) any breach of any warranty or representation of

Company as provided in this Agreement; (c) any failure or inadequacy by or on behalf of Company with respect to any registration or filing of any right or entitlement related to any Masters or Music; and (d) any claim by any person for any royalty or other compensation arising from use or licensing of any Masters and Music by The dBc or its customers consistent with this Agreement, except as specifically qualified otherwise in Section 6 of this Agreement.

            The dBc will defend, indemnify, and hold harmless Company from and against any and all liabilities, suits, claims, losses, damages, or judgments, and shall pay all costs, including reasonable attorneys’ fees, for damages arising from or in any way related to any third party claim arising from or connected with any breach of any warranty, representation, or agreement of The dBc as provided in this Agreement.

SECTION 12. CONFIDENTIALITY

            During the full term of this Agreement and for one (1) year after the date of termination, each party agrees to maintain the confidentiality with respect to all information disclosed to it by the other which is either described as confidential or disclosed in a confidential manner or setting, including such information described in this Agreement, including, but not limited to, the pricing formulas, commissions, and the technical information relative to the developments, database, search, security, and personalization systems (“Confidential Information”), provided, however, that: (i) either party shall have the right to disclose such terms to its parents, subsidiaries and/or affiliated companies, and/or their officers, directors, employees and representatives (collectively, the “Representatives”) solely for the purpose of exercising the rights or obligations hereunder and/or to administer this Agreement and subject always to the terms of this paragraph; and (ii) if either party or its Representatives becomes legally compelled (by deposition, interrogatories, requests for documents, subpoena, civil investigative demand or similar process) to disclose any such terms, such disclosure pursuant thereto shall not be deemed a breach of this paragraph (provided, further, however, that the party legally compelled to make such disclosure shall promptly notify the other party hereto of such fact prior to making such disclosure). Confidential Information shall not include that information that either party can conclusively establish, in writing: (i) is or subsequently becomes publicly available without the breach of either party of any obligation owed under this Agreement; (ii) became known to the receiving party from a third party without any obligation to keep that information confidential, and prior to the disclosing party’s disclosure of such information; or (iii) is independently developed by the receiving party without the use of Confidential Information (and if regarding patents, is developed prior to the date of the invention in question).

SECTION 13. GENERAL PROVISIONS

            Company may not assign this Agreement, or its rights and responsibilities under this Agreement, without the prior written consent of The dBc or The dBc’s assigns, except that Company may assign this Agreement without such consent to an entity wholly owned or under the control of Company. The dBc may not assign this Agreement, or its rights and responsibilities under this Agreement, without the prior written consent (not to be unreasonably withheld) of Company or its assigns, except that The dBc may assign this Agreement without such consent to an entity wholly owned or under the control of The dBc. This Agreement will be construed in accordance with the laws of the Province of British Columbia, Canada. If any provision of this Agreement is deemed unenforceable or void, the balance of this Agreement shall remain in full force and effect. Company warrants that it has not been induced to execute this Agreement by any agreements or statements made by The dBc or its representatives as to the nature or extent of The dBc’s proposed exercise of any of the rights, licenses, or privileges granted to The dBc by this Agreement. This Agreement constitutes the entire agreement between Company and The dBc, and supersedes all prior agreements between Company and The dBc, whether oral or written, and may not be modified except in writing signed by both parties. If any action or proceeding is commenced under this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

AGREED TO AND ACCEPTED BY ALL PARTIES WHERE SIGNED BELOW.

The Decibel Collective (“The dBc”)	COMPANY –

By:	By:

Title:	Title:

Date:	Date:

SCHEDULE 1

TO MUSIC LIBRARY LICENSE AGREEMENT

MASTERS AND MUSIC

            Select titles of the Masters and Music in the catalog of Company as of the date of this Agreement, and select titles of Masters and Music that become part of a catalog of Company during the term of this Agreement. For the purposes of this Agreement, the term “Company” shall include all affiliates, subsidiaries, and related entities of Company.

            The Current catalog of Company consists of the following Masters and Music: